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                         Independent Auditors' Report
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The Board of Directors
Mercedes-Benz Credit Corporation:

We have audited the accompanying combined balance sheets of Mercedes-Benz Credit Corporation and subsidiaries and Mercedes-Benz Leasing Mexico, S.A. de C.V. as of December 31, 1996 and 1995, and the related combined statements of income, stockholder's equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Mercedes-Benz Credit Corporation and subsidiaries and Mercedes-Benz Leasing Mexico, S.A. de C.V. as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP



January 24, 1997